Exhibit (H)(2)

AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT, dated as of May 8, 2003 (this “Amendment No. 1”), between Excelsior Buyout Investors, LLC. (the “Company”), and Charles Schwab & Co., Inc. (the “Distributor”).

RECITALS

A. The Company and the Distributor are parties to a Distribution Agreement, dated as of May 8, 2003 (the “Distribution Agreement”), pursuant to which the Company engaged the Distributor to serve as the distributor of the Units of the Company from May 8, 2003 until December 31, 2003. Capitalized terms used but not defined herein shall have the meanings given to them in the Distribution Agreement.

B. The Company and the Distributor now desire to amend the Distribution Agreement on the terms and subject to the conditions set forth in this Amendment No. 1.

C. The Company and the Distributor are permitted to amend the Distribution Agreement pursuant to the terms of Section 10.1 thereof.

AGREEMENT

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1. Amendments to Distribution Agreement.

(a) Section 1.3. The parties hereto hereby agree that Section 1.3 of the Distribution Agreement is amended and restated in its entirety to read as follows:

The initial closing of the Offering is expected to occur on or about the fifth business day after the Company ceases accepting subscriptions for the Units on March 31, 2004 (the “Initial Closing Date”). The Managing Member may elect to accelerate, or extend such Date until June 30, 2004, at the Managing Member’s sole discretion.”

(b) Section 8.1. The parties hereto hereby agree that Section 8.1 of the Distribution Agreement is amended and restated in its entirety to read as follows:

This Agreement shall become effective upon its execution and shall continue in force until the earlier of the date that the Company notifies the Distributor that the offer is terminated or complete or the date set forth in the Prospectus; provided, however, that in no case shall this Agreement remain in force beyond June 30, 2004.

2. Ratification and Confirmation of the Distribution Agreement; No Other Changes. Except as modified by this Amendment No. 1, the Distribution Agreement is hereby ratified and confirmed in all respects. Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provisions of the Distribution Agreement, other than as contemplated herein.

3. Effectiveness. Notwithstanding the date on which the parties actually execute and deliver this Amendment No. 1, the parties hereto agree that this Amendment No. 1 shall be effective as of December 31, 2003.

4. Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

5. Counterparts. This Amendment No. 1 may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

6. Severability. If any term or other provision of this Amendment No. 1 is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment No. 1 will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Amendment No. 1 so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7. Notices. All notices, requests, demands and other communications to any party given under this Amendment No. 1 shall be in writing and delivered personally by telecopier (with confirmation received) to the parties at the telecopy number specified for such parties in the Agreement (or at such other telecopy number as may be specified by a party in writing given at least five Business Days prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

CHARLES SCHWAB & CO., INC

By:	/s/ WILLIAM THOMAS
Name: William Thomas
Title: SVP

EXCELSIOR BUYOUT INVESTORS, LLC

By:	/s/ DOUGLAS LINDGREN
Name: Douglas Lindgren
Title: Principal Executive Officer